Exhibit 99.2

Moore Corporation Limited	Amended and Restated 1994 Long Term Incentive Plan

1 First Canadian Place

P.O. Box 78

Toronto, Canada M5X 1G5

Moore Corporation Limited	Amended and Restated 1994 Long Term Incentive Plan

Section 1 General Provisions

1.1.	Purpose

The purpose of the 1994 Long Term Incentive Plan, as amended, (the “Plan”) of Moore Corporation Limited (herein called the “Corporation” and, together with its Subsidiaries, called “Moore”) for key employees of Moore is to advance the interests of Moore by (i) providing certain of its key employees with additional incentive; (ii) encouraging stock ownership by such employees; (iii) increasing their proprietary interest in the success of Moore; (iv) encouraging them to remain employees of Moore; and (v) attracting new key employees.

1.2.	Administration

(a) The Plan shall be administered by the Management Resource Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”).

(b) Subject to the limitations of the Plan, the Committee shall have the authority: (i) to select from the regular, full-time salaried key employees of Moore (the “Employee” or “Employees”) those who shall participate in the Plan (the “Participant” or “Participants”); (ii) to make recommendations to the Board as to the form and amounts of grants under the Plan which relate to the issue of shares of the Corporation, and any limitations, restrictions and conditions upon such grants, (iii) to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable; and (iv) to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan as it may deem necessary or advisable or as the Board may direct. The Committee’s determinations on matters within its authority shall be conclusive and binding upon Moore and all other persons.

1.3.	Participation

Participants shall be selected by the Committee from the Employees who occupy responsible managerial or professional positions and who have the capacity to contribute to the success of Moore. In making this selection and in making recommendations as to the form and amount of grants, the Committee may give consideration to (i) the functions and responsibilities of the Employee; (ii) his or her past, present and potential contributions to the profitability and growth of Moore; (iii) the value of his or her services to Moore; and (iv) other factors deemed relevant by the Committee.

Participation in the Plan is entirely voluntary. Participation does not constitute a condition of employment. Moore does not assume responsibility for the income and other tax consequences for the Participants, who are advised to consult with their own tax advisor.

1.4.	Shares available

(a) All shares issued under the Plan shall be common shares without par value in the capital stock of the Corporation (“Common Shares”).

The maximum number of Common Shares which may be issued for all purposes under the Plan shall be five million five hundred thousand (5,500,000), subject to adjustment as provided in paragraph (b). The aggregate number of Common Shares reserved for issuance which may be issued to any one person under the Plan shall not exceed 5% of the outstanding Common Shares (on a non-diluted basis) less the aggregate number of Common Shares reserved for issuance to such person under any other employee stock option plan, options for services or employee stock purchase plans.

The aggregate number of Common Shares reserved for issuance under the Plan which may be issued to any Participant during any fiscal year of the Corporation during the term of the Plan shall not exceed three hundred thousand (300,000) Common Shares (subject to adjustment as provided in paragraph (b)) including a minimum of fifty thousand (50,000) shares of Restricted Stock which may be granted under this Plan in any fiscal year of the Corporation during the term of the Plan to any Participant (subject to adjustment as provided in paragraph (b)).

Any Common Shares subject to a stock option (an “Option”) which has been granted under the Plan and which for any reason is cancelled or terminated without having been exercised shall again be available for grants and awards under the Plan. Common Shares subject to an Option which are not issued by reason of the exercise by the Participant of a Stock Appreciation Right in respect of such shares shall not be available for further grants or awards under the Plan, nor shall any shares issued under the Plan as Restricted Stock which are forfeited. No fractional shares shall be issued, and the Committee shall determine the manner in which fractional share values shall be treated.

(b) In the event of any change in the number of outstanding Common Shares by reason of any stock dividend or split, recapitalization, reorganization, merger, amalgamation, consolidation, combination or exchange of shares, or other similar corporate change, the Board shall make appropriate substitution or adjustment in (i) the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and (ii) the number and kind of shares subject to unexercised Options theretofore granted and in the option price of such shares; and (iii) the number and kind of shares of Restricted Stock; provided, however, that no substitution or adjustment shall obligate Moore to issue or sell fractional shares.

1.5.	Withholding

Moore shall have the right to deduct from all amounts paid in cash any taxes required by law to be withheld. In the case of payments in the form of Common Shares, the Participant shall be required to pay to the Corporation the amount of any taxes required to be withheld with respect to such shares; in lieu thereof, the Corporation shall have the right to retain, or sell without notice, a sufficient number of shares to cover the amount required to be withheld, or to withhold any such amount from the Participant’s salary.

1.6.	Expenses

The expenses of the Plan shall be borne by Moore.

1.7.	Non-exclusivity

Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if required, and such arrangements may be either generally applicable or applicable only in specific cases.

1.8.	Subsidiary

The term “subsidiary” means, with respect to the Corporation, any corporation of which at least a majority of the voting shares are at the time, directly or indirectly, owned by the Corporation, and includes any corporation in like relationship to a Subsidiary.

1.9.	Amendment

The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation and subject to regulatory approval, provided that no amendment shall be made without shareholder approval which shall (i) increase (except as provided in Section 1.4(b) hereof) the maximum total number of shares which may be issued pursuant to the Plan; (ii) change the class of Employees eligible to be Participants; or (iii) increase the benefits accruing to Participants in the Plan. No such amendment, suspension or termination shall alter or impair any right theretofore granted to any Participant without the consent of such Participant.

With the consent of the Participant affected thereby and subject to regulatory approval, the Committee or the Board may amend or modify any outstanding Option, Stock Appreciation Right, or award of Restricted Stock in any manner to the extent that the Committee or the Board, as the case may be, would have had the authority to initially make such grant as so modified or amended, including without limitation, to change the date or dates as of which an Option becomes exercisable or the restrictions on shares of Restricted Stock are removed.

1.10.	Laws

The Plan and all matters to which reference is made herein shall be governed by and construed in accordance with the laws of the Province of Ontario, and the laws of Canada applicable therein.

The Board may postpone any exercise of any Option or any Stock Appreciation Right, or the issue of any Common Shares pursuant to the Plan for such time as the Board in its discretion may deem necessary in order to permit Moore to effect or maintain registration of the Plan or the Common Shares issuable pursuant thereto under the securities laws of any applicable jurisdiction, or to determine that such shares and the Plan are exempt from such registration. Moore shall not be obligated by any provision of the plan or grant or award thereunder to sell or issue shares in violation of the law of any government having jurisdiction therein. In addition, Moore shall have no obligation to issue any Common Shares pursuant to the Plan unless such shares shall have been duly listed, upon official notice of issuance, with each stock exchange on which such shares are listed for trading.

1.11.	Effective date

The Plan shall be effective on February 16, 1994 and shall expire on December 31, 1998, provided, however, that if the Plan is not approved by shareholders of the Corporation prior to June 30, 1994, the Plan and all Options and all grants hereunder shall be null and void and shall be of no effect.

Section 2 Stock Options

2.1.	Stock option grants

Subject to the provisions hereof, the Board shall have the authority to determine the Participants to whom Options shall be granted, the number of Common Shares to be covered by each Option, the conditions and limitations, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the sale or other disposition of Common Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Common Shares acquired upon exercise of an Option may be forfeited. An Employee may receive Options on more than one occasion under the Plan. The Committee shall have the authority to grant Options as either Incentive Stock Options (“ISOs”) or Non-Qualified Stock Options (“NQSOs”) for purposes of United States income tax legislation. To the extent that any Option does not qualify as an ISO, it shall constitute a separate NQSO.

To the extent that the aggregate Fair Market Value of shares with respect to which Options designated as ISOs are exercisable for the first time by any Participant during any year (under all plans of the Corporation and any parent or subsidiary corporation thereof) exceeds US$100,000, such Options shall be treated as not being ISOs. The foregoing shall be applied by, taking Options into account in the order in which they were granted. For the purposes of the foregoing, the Fair Market Value of any Common Share shall be determined as of the time the Option with respect to such share is granted. In the event the foregoing results in a portion of an Option designated as an ISO exceeding the above US$100,000 limitation, only such excess shall be treated as not being an ISO.

“Fair Market Value” means the average of the high and low prices at which Common Shares are traded on The Toronto Stock Exchange at the close of business on the trading day preceding the date of grant, or if not traded on such date, the average of the closing bid and asked prices on such exchange for that date. If such exchange was not open for trading on that date, Fair Market Value shall be so determined by reference to the last preceding date on which the exchange was open for trading.

2.2.	Option price

The Board shall establish the option price at the time each Option is granted, which shall in all cases be not less than 100% of the Fair Market Value of the shares covered by such Option. The option price shall be subject to adjustment in accordance with the provisions of Section 1.4(b) thereof.

2.3.	Exercise of options

(a) Options shall not be exercisable later than ten years after the date of grant.

(b) The Board may determine when any Option shall become exercisable and may determine that the Option shall be exercisable in installments, and may impose such other restrictions as it shall deem appropriate.

(c) Options shall not be transferable or assignable by the Participant otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by the Participant and after death only by the Participant’s legal representative.

(d) Except as otherwise determined by the Committee: (i) in the event that a Participant ceases to be an employee for any reason other than death, retirement or disability, each of the Options held by the Participant (and all related Stock Appreciation Rights) shall cease to be exercisable after the date of termination of employment; (ii) the event of termination of employment as a result of retirement or disability, all of the Participant’s Options shall thereupon become fully exercisable and remain exercisable within five years after the date of termination of employment, whether or not otherwise fully exercisable on that date but subject as herein provided; (iii) in the event of termination of employment as a result of death, or in the event of the death of a Participant whose employment has previously terminated by reason of retirement or disability, all of the Participant’s Options shall thereupon become exercisable and remain exercisable within one year after the date of death, whether or not otherwise fully exercisable on that date. In any event, no option shall be exercisable after its stated termination date.

The terms “retirement” and “disability” shall be interpreted in accordance with the Moore retirement policies applicable to a Participant.

(e) Each Option shall be confirmed by an agreement (an “Option Agreement”) executed by Moore and by the Participant.

(f) The option price of each Common Share as to which an Option is exercised shall be paid in full in cash at the time of such exercise.

(g) Notwithstanding anything to the contrary contained herein, any Option granted pursuant to the Plan and still outstanding at the date of a change in control (“Change in Control”), as hereinafter defined, shall become fully exercisable as to all shares from and after the date of such Change in Control.

A “Change in Control” shall be deemed to have occurred if: (i) any “person” (as defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”)) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 20% or more of the total voting power of the Corporation’s then outstanding voting securities, or (ii) there shall occur a change in the composition of a majority of the Corporation’s Board during any period of 24 consecutive months, which change shall not have been approved by a majority of the persons then surviving as directors who also comprised the Corporation’s Board immediately prior to the commencement of such period, or (iii) the Corporation’s shareholders approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation where the Corporation’s shareholders immediately prior to such merger or consolidation are the beneficial owners, immediately after such merger or consolidation, of at least 80% of the total voting power represented by the outstanding voting securities of the Corporation or of the entity surviving such merger or consolidation, or (iv) the Corporation’s shareholders approve a plan of complete liquidation of the Corporation or approve an agreement for the sale or disposition by the Corporation (in one transaction or a series of transactions) of all or substantially all of the assets of the Corporation.

2.4.	Stock appreciation rights

(a) Subject to the provisions of the Plan, the Board may grant Stock Appreciation Rights in connection with the grant of any Option for shares. Each Stock Appreciation Right shall be subject to such other terms and conditions as the Board shall determine. In general, the grant of Stock Appreciation Rights shall be considered appropriate for certain international executives. Any Stock Appreciation Rights shall be included in the agreement referred to in 2.3(e) hereof.

A Stock Appreciation Right means the right to surrender to the Corporation all or a portion of an Option in exchange for an amount equal to the excess, if any, of (i) the Fair Market Value, as of the date such Option or portion thereof is transferred and surrendered, of the Common Shares covered by such Option or portion thereof, and (ii) the aggregate exercise price of such Option or portion thereof, relating to such shares.

(b) Stock Appreciation Rights shall be exercisable only at the same time, by the same persons and to the same extent that the Option related thereto is exercisable. A Stock Appreciation Right related to an Incentive Stock Option shall be exercisable only at a date when the Fair Market Value of a share exceeds the option price per share. Upon exercise of any Stock Appreciation Right, the corresponding portion of the related Option shall be surrendered to the Corporation and cancelled.

Stock Appreciation Rights shall be automatically exercised at the end of the last business day prior to the stated expiration date of the unexercised portion of the related Option if on such date the Fair Market Value of a share exceeds the option price.

(c) A Stock Appreciation Right shall be transferable, other than in the case of a transfer to the Corporation, only in the manner and to the extent that the related Option is transferable.

(d) Payment of the amount to which a Participant is entitled upon the exercise of a Stock Appreciation Right shall be made in cash.

2.5.	Participant Not a Shareholder

A Participant shall have no rights as a shareholder of the Corporation with respect to any Stock Appreciation Rights, or with respect to any Common Shares covered by any Option until such time as and to the extent only that such option has been exercised.

Section 3 Restricted Stock Awards

3.1.	Restricted stock awards

The Board may in its discretion authorize the issue to any Participant of shares to which are attached restrictions as to ownership, resale or such other matters as the Board may determine (“Restricted Stock”). Subject to the provisions of the Plan, the Board shall have the authority to determine the number of shares of Restricted Stock to be awarded to each Participant, the duration of the period (the “Restricted Period”) during which, and the conditions under which, the Restricted Stock may be forfeited to the Corporation and the terms and conditions of the award in addition to those contained in Section 3.2. Such determinations shall be made by the Board at the time of the award but in no event shall the duration of the Restricted Period be less than two or more than seven years. The price of any issued Restricted Stock shall be the Fair Market Value. An Employee may receive awards of Restricted Stock on more than one occasion under the Plan.

3.2.	Terms and Conditions

(a) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. Certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and deposited by him, together with a stock power endorsed in blank, with the Corporation. At the expiration of the Restricted Period, the Corporation shall deliver such certificates to the Participant, or his legal representative. The Committee may determine that any or all shares of Restricted Stock should be registered in the name of, or the certificates therefor held by, a trustee.

(b) Except as provided in subsection (a) hereof, during the Restricted Period the Participant shall have all the rights of a holder of the shares comprising the Restricted Stock, including but not limited to the rights to receive any dividends (or amounts equivalent to dividends) and to exercise any voting rights thereunder.

(c) In the event a Participant ceases to be an Employee upon the occurrence of his or her death, retirement or disability during the Restricted Period, the restrictions imposed hereunder shall, except as limited by the agreement referred to in (d) hereof, lapse with respect to such number of shares of Restricted Stock as shall be determined by the Committee with respect to each award, but in no event less than a number equal to the product of (i) a fraction the numerator of which is the number of completed months which have elapsed subsequent to the date of such award and the denominator of which is the number of months in the Restricted Period for such award, and (ii) the number of shares of Restricted Stock covered by such award. In the event a Participant ceases to be an Employee for any other reason during the Restricted Period, all shares of Restricted Stock shall thereupon be forfeited to the Corporation. All shares of Restricted Stock which are forfeited to the Corporation shall be deemed to have been acquired by it from the Participant for no consideration.

(d) Each award shall be confirmed by an agreement executed by the Corporation and by the Participant, which agreement shall expressly provide, inter alia, that the shares received thereunder and the disposition of said shares shall be subject to the provisions of all applicable securities and other legislation and, the terms and conditions applicable in the event the Participant is granted a leave of absence.